191 Peachtree Street Suite 3300 Atlanta, GA 30303

June 11, 2010

Starboard Investment Trust
Board of Trustees
116 South Franklin Street
Rocky Mount, North Carolina 27804

Ladies and Gentlemen:

We have served as counsel for the Starboard Investment Trust, a Delaware statutory trust (the “Trust”), which is registered as an investment company under the Investment Company Act of 1940, as amended (File No. 811-159484) with an indefinite number of shares of the Trust registered for offer and sale under the Securities Act of 1933, as amended, pursuant to the Trust’s Registration Statement on Form N-1A (No. 333-22298) (the “Registration Statement”).

           We have examined and are familiar with originals or copies (certified or otherwise identified to our satisfaction) of such documents, corporate records and other instruments relating to the organization of the Trust and to the authorization and issuance of shares of the Trust, par value $.001 (which shares may be divided into one or more series) (the “Shares”), as we have deemed necessary and advisable.  The opinion set forth herein is limited to matters governed by the Delaware Statutory Trust Act and related judicial interpretations thereof, and the federal laws of the United States, and no opinion is expressed herein as to the laws of any other jurisdiction.  We assume no obligation to update or supplement our opinion to reflect any facts or circumstances that may hereafter come to our attention, or changes in law that may hereafter occur.

In rendering this opinion, we have reviewed and relied upon a copy of the Trust's Certificate of Trust, the Trust's Declaration of Trust, the Trust’s By-Laws, the Trust's record of the various actions by the Trustees thereof, and all such agreements, certificates of public officials, certificates and oral representations of officers and representatives of the Trust and others, and such other documents, papers, statutes and authorities as we have deemed necessary and advisable.  In our examination we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as certified or photostatic copies.

Based upon the foregoing, we are of the opinion that, after registration is effective for purposes of federal and applicable state securities laws, the shares of the GlobalAfrica Equity Fund, GlobalAfrica Infrastructure Fund, GlobalAfrica Natural Resources Fund and GlobalAfrica Income Fund, the Presidio Multi-Strategy Fund, the WynnCorr Value Fund, the FMX Growth Allocation Fund, the FMX Total Return Fund and the Caritas All-Cap Growth Fund (the “Funds”), if issued in accordance with the then current Prospectus and Statement of Additional Information of the applicable Fund, will be legally issued, fully paid and non-assessable.

(t) 404.736.3641
(f) 404.529.4665
maliklawgroup.com

    This opinion is intended only for your use in connection with the offering of the shares of the Fund and may not be relied upon by any person other than you and the shareholders of the Trust.  We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the reference to our firm and the opinion set forth herein in the Prospectus included in the Registration Statement.

Sincerely,

/s/Malik Law Group LLC

MALIK LAW GROUP LLC

(t) 404.736.3641
(f) 404.529.4665
maliklawgroup.com